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                                                                   EXHIBIT 10.14


         SWORN TRANSLATION NO. 30154 OF A DOCUMENT WRITTEN IN SPANISH TO WHICH, FOR IDENTIFICATION PURPOSES, THE SEAL OF THIS OFFICE IS AFFIXED, AS WELL AS TO THIS TRANSLATION.


EMPRESA COLOMBIANA DE PETROLEOS ECOPETROL


" MIRADORES"  ASSOCIATION CONTRACT - WITH GAS INCENTIVES


                              ASSOCIATION CONTRACT


ASSOCIATE:          HARKEN DE COLOMBIA,

LTD.

SECTOR:             MIRADORES

EFFECTIVE DATE:     FEBRUARY 22ND, 1998

The contracting parties namely: Empresa Colombiana de Petroleos, hereinafter referred to as ECOPETROL, an industrial and commercial State owned enterprise, with its own corporate existence, created by means of Act 165 of 1948, and currently governed by its by-laws amended by Decree 1209 of June 15th, 1994, with its main office in Santafe de Bogota, represented by ENRIQUE AMOROCHO CORTES, of legal age, bearer of citizenship card No. 5.555.193


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issued in Bucaramanga, resident of Santafe de Bogota, who states: 1. That in his capacity as President of ECOPETROL he acts in representation of the Company and
2. That for the execution of this Contract he has been authorized by the Board of Directors of ECOPETROL under Minutes No. 2169 of October 16th, 1997 and on the other hand, HARKEN DE COLOMBIA, LTD., a company organized under the laws of Cayman Islands, with main domicile in Santafe de Bogota, hereinafter referred to as THE ASSOCIATE , with a branch established in Colombia and main domicile in Santafe de Bogota, under Public Deed 406 of February 19th, 1993, issued by the Eleventh Notary Public's Office of the Circuit of Santafe de Bogota, herein represented by GABRIEL GUSTAVO CANO VELASQUEZ, of legal age, bearer of the citizenship card No. 8'265.559 issued in Medellin, who states: 1. That in his capacity as Legal Representative, he acts on behalf and representation of HARKEN DE COLOMBIA, LTD. and 2. That in order to enter into this Contract he has been fully authorized as verified in the certificate of existence and representation issued by the Chamber of Commerce of Santafe de Bogota. Under the mentioned conditions, ECOPETROL and the ASSOCIATE hereby verify that they have entered into a contract contained in the following clauses:


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                                                  SWORN TRANSLATION No.30154/Err

                         CHAPTER I - GENERAL PROVISIONS

CLAUSE 1 - OBJECT OF THIS CONTRACT

1.1 The purpose of this Contract is the exploration of the Contract Area and the exploitation of the nationally-owned hydrocarbons as may be found therein, as described in Clause 3 hereinbelow:

1.2 According to article 1 of Decree No. 2310 of 1974, the exploration and exploitation of nationally owned hydrocarbons is entrusted to ECOPETROL , who may carry out these activities directly or under contracts with Private Parties. Based on said provision, ECOPETROL has agreed with the ASSOCIATE to explore the Contract Area and to exploit the Hydrocarbons which may be found in the area under the terms and conditions provided hereunder, in Annex A and Annex B B (Operating Agreement) which are part of this contract.

1.3 Without affecting the provisions hereunder, it is agreed THE
ASSOCIATE shall have the same rights and obligations in respect to the Hydrocarbons produced in the Contract Area and to its share of the same as are assigned under Colombian law to anyone exploiting nationally-owned Hydrocarbons in this country.

1.4 ECOPETROL and the ASSOCIATE agree that they will carry out the exploration and exploitation operations in the Contract Area; that they will split between themselves the


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costs and risks thereof in the proportion and under the terms contemplated in this Contract and that the properties acquired and Hydrocarbons produced and stored shall be property of each Party in the proportions set forth hereunder.

CLAUSE 2 - APPLICATION OF THE CONTRACT

This contract applies to the Contract Area, as defined in Clause 3 hereinbelow or when Clause 8 has been applied, to such portion thereof as in subject to the terms of this Agreement.

CLAUSE 3 - CONTRACT AREA

The Contract Area is called "MIRADORES" with an extension of twelve thousand nine hundred and thirty eight ( 12.938) hectares five hundred and sixty five
(565) square meters, located within the jurisdiction of the municipalities of Mani, Department of Casanare. All points of the polygon, where Cusiana flows, the right bank was taken as boundary of the contract. Therefore, 104 square meters were deducted from such polygon, formed by vertex ( 13.168 hectares ), the area measured with planimeter (229 hectares 9.539 square meters ). This area is described below according to the map attached as Annex "A", which makes part of this contract, as well as the corresponding charts : "ASIVA-1567" Geodesic Vertex from Instituto Geografico Agustin Codazzi has been taken as reference whose Gauss plane coordinates with 3o


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East Origin are: N-981.664.04 meters, E-886.281.72 meters, corresponding to geographical coordinates Latitude 4o 25'57".086 North of Equator, longitude 69o 06'19".493 to the West of Greenwich. From this vertex continuing N 46o 41" 53".956 W direction 22.373.97 meters to reach point "A", departure point to mark boundaries whose coordinates are N-997,009.00 meters, E-869,999.00 meters. From this point, N 37o 17'12".094 E for a distance of 14.492.01 meters until reaching point "B", whose coordinates are N-1'008,539.05 meters, E-878,778.31 meters. From this point, S30o 54'58".169 E , 1,793.93 meters until reaching point "C" whose coordinates are N-1'007,000.00 meters, E-879,700.00 meters. Line "B-C" has a S 30o 54'58".169 E direction and a longitude of 1,793.93 meters and it is totally adjacent to a section of "C-B" line from Alcaravan sector of Harken de Colombia Ltd. From point "C" continuing to reach point "D" whose coordinates are N-1'004, 171.12 meters, E-886,467.14 meters. Line C-D totally adjoins a section of line "B-A" from Alcaravan Sector of Harken de Colombia Ltd., with a S 67o18'48".529 E direction and 7,334.62 meters distance. From this point, continuing S 36o 20'11".348 W for a distance of 15,979.27 meters, until reaching point "E" whose coordinates are N-991,299.00 meters, E-876,999.00 meters. From this point, continuing N 50o 47'43".379 W , 9,033.50 meters until reaching point "A" departure point and closing of the boundary.


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PARAGRAPH 1: In the event that any person files a claim with the pretense that he owns the hydrocarbons of the subsoil of the Contract Area, ECOPETROL shall be in charge of the case and of the obligations arising thereto.

PARAGRAPH 2- In the event that part of the Contract Area is extended on areas that are or have been reserved and declared included in the National Parks system, THE ASSOCIATE, agrees to abide the conditions imposed by competent authorities, without implying an amendment of this Contract and without any right to claim against ECOPETROL pursuant to clause 30 paragraph 30.4 hereunder.

CLAUSE 4 - DEFINITIONS

For purposes of this Contract, the terms mentioned below shall have the following meaning:

4.1 CONTRACT AREA: The land defined in Clause 3 above, subject to Clause 8.

4.2 FIELD: Such portion of the Contract Area in which there are one or more totally or partially overlapped Structures, with one or more hydrocarbon reservoirs- or capable of producing Hydrocarbons . Such reservoirs could be found

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separated by geological reasons such as: synclinal, faults, wedging of reservoir rocks, changes in porosity and permeability; they can also be of different geological ages, separated by relatively impervious strata, totally or partially overlapping or not overlapping at all.

4.3 COMMERCIAL FIELD: It is the field that ECOPETROL accepts as capable of producing Hydrocarbon in economically exploitable quantity and quality in one or more Production Targets defined by ECOPETROL.

4.4 GAS FIELD: It is the field, that based on the information supplied by THE ASSOCIATE, will be rated by ECOPETROL as Non Associated Natural Gas Producer ( or free natural Gas) in the definition of its commercial nature.

4.5 EXECUTIVE COMMITTEE: The body formed within thirty (30) days following acceptance of the first Commercial Field to supervise, control, and approve all the operations and actions performed during the life of the contract.

4.6. DIRECT EXPLORATION COSTS Expenses reasonably incurred by the Associate for the acquisition of seismic, drilling of exploration wells as well as for locations, completion, equipment, and tests of such wells. Direct Exploration Costs do not include administrative or technical support from the headquarters and local offices of the Company.

4.7. JOINT ACCOUNT The records to be kept by means of accounting books, in

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accordance with Colombian Law for crediting or debiting the Parties for their
Participation in the Joint Operation of each Commercial Field.

4.8 BUDGET PERFORMANCE The funds actually spent and committed in each of the programs and projects approved for a given period of time.

4.9 STRUCTURE: It is the geometric form with geological closure ( anticlinal, synclinal, etc) which the formations present, in which there is accumulation of fluids.

4.10 EFFECTIVE DATE: The calendar day on which the term of sixty (60) days counting from the signing date the contract ends and as of which, all the contract terms are counted subject to the validity of the contract.

4.11. CASH FLOW Constituted by the physical movement of money (income and expenditure) that the Joint account must undertake in order to take care of the various obligations contracted by The Association.

4.12 ASSOCIATED NATURAL GAS Mixture of light hydrocarbons as a gas cap or in solution in the reservoir and produced jointly with liquid hydrocarbons.

4.13 NON ASSOCIATED NATURAL GAS ( PRODUCTION OF): Hydrocarbons produced in a gaseous state on the surface under standard conditions, with average values (weighted per production), with an initial Gas/Oil ratio above 15.000 standard cubic feet per barrel of liquid Hydrocarbon and a


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molar composition of heptane plus ( C7+) lower than 4.0%.

4.14 DIRECT EXPENSES All those expenses of a monetary nature on the Joint Account to pay for personnel directly involved in the Association, of goods and supplies, service contract with third parties as well as procurement for general expenses required for the joint operation within the normal development of its activities.

4.15 INDIRECT
EXPENSES Refers to the administrative and technical support that the associated operation demands from the Operators's own organization, occasionally.

4.16 COMMERCIAL INTEREST When referring to Colombian Pesos, the current interest for ninety (90) days Fixed Term Deposits ( FTD) certified by the Bank Superintendency or the corresponding body for the corresponding period; if applicable to US Dollars, it is the prime rate as fixed by The City Bank of New York or entity approved for such purpose.

4.17 INTEREST IN THE OPERATION Each Party's share of the obligations and rights in the exploration and exploitation of the Contract Area.

4.18 DEVELOPMENT INVESTMENTS Refers to the amount of money invested in assets and equipment which are capitalized as a Joint Operation's assets in a Commercial Field after declaring the commercial value of the same.


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4.19 HYDROCARBONS: any organic compound mainly formed of the natural mixture of carbon and hydrogen as well as any substances accompanying or deriving therefrom, with the exception of helium and rare gases.

4.20 GASEOUS HYDROCARBONS: This includes all hydrocarbons produced in gaseous state on the surface and reported under standard conditions ( 1 absolute pressure atmosphere and a temperature of 60o F).

4.21 LIQUID HYDROCARBONS: This consists of crude oil and condensates, as well as those produced in such state as a result of gas treatment when necessary, reported under standard conditions.

4.22 PRODUCTION TARGETS The reservoirs located within the discovered Commercial Field and defined as commercial producers.

4.23 JOINT OPERATION The activities and works performed or in the process of being performed, on behalf of the Parties and on their own account.

4.24 OPERATOR The person designated by the Parties to perform directly, on their behalf, the operations necessary for the exploration and exploitation of the Hydrocarbons found in the Contract Area.


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4.25 PARTIES: On the effective Date, ECOPETROL and THE ASSOCIATE. Subsequently and at any time, ECOPETROL as Party of the first part and THE ASSOCIATE or its assignees as Party of the second part.

4.26 EXPLORATION PERIOD: The period of time available THE ASSOCIATE to comply with the obligations stipulated in Clause 5 hereinbelow, which shall not exceed six (6) years as from the Effective Date, except in the cases contemplated under Clauses 9 (paragraphs 9.3 and 9.8) and 34.

4.27. EXPLOITATION PERIOD: The time elapsing from the end of the Exploration Period or the Retention Period, should there be any, until the end of this contract.

4.28 RETENTION PERIOD: A period of time that might be requested by THE ASSOCIATE and granted by ECOPETROL to initiate the Exploitation Period of each Gas Field discovered within the Contract Area, that due to its specific conditions does not make feasible its development at a short term and therefore an additional time for construction of infrastructure and/or development of the market is required.

 4.29 EXPLORATION WELL: Any well designated as such by THE ASSOCIATE, to be drilled or deepened on its own account in the Contract Area, in search of new reservoirs or to verify the extension of an reservoir or to determine the stratigraphy of an area. In order to fulfill the obligations agreed in Clause 5 hereunder, the respective Exploration


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Well will be determined by ECOPETROL and THE ASSOCIATE.

4.30 EXPLORATORY (OR DEVELOPMENT) WELL: It is any well previously scheduled by the Executive Committee for production of Hydrocarbons discovered in the Production Targets within each Commercial Area.

4.31 BUDGET: The basic planning tool by means of which money resources are assigned for specific projects to be applied within a calendar year, or part of a year, so as to accomplish the goals and objectives proposed by THE ASSOCIATE of the Operator.

4.32 EXTENSIVE PRODUCTION TESTS The operations performed on one or several producing exploratory wells, to evaluate their production conditions and reservoir behavior.

4.33 REIMBURSEMENT The Payment of fifty per cent (50%) of the direct exploration expenses in which THE ASSOCIATE has incurred.

4.34 EXPLORATION ACTIVITIES Operations carried out by THE ASSOCIATE which are related to the search of Hydrocarbons and the discovery thereof inside the Contract Area.

4.35 RESERVOIR: This is any rock under the surface in which hydrocarbons are accumulated in their pore space, under production or capable of producing Hydrocarbons and behaving as an independent unit in terms of its petrophysical and fluid properties, and having a common pressure system throughout.


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                             CHAPTER II- EXPLORATION

CLAUSE 5. TERMS AND CONDITIONS

5.1.1 During the first (1st) year as of the Effective Date of this Contract, the ASSOCIATE agrees to reprocess one hundred and sixty five (165) kilometers of available seismic and to acquire a new seismic program consisting of a minimum of twenty five (25) kilometers. During the second year THE ASSOCIATE shall drill one (1) Exploratory Well until reaching the formations that may produce hydrocarbons in the area. At the end of the first year THE ASSOCIATE shall have the option of relinquishing the Contract providing it has complied with the above-mentioned obligations.

5.1.2 During the third year, THE ASSOCIATE shall drill one (1) Exploratory Well until reaching those formations apt to produce Hydrocarbons in the area. At the end of said year the Contract will terminate, if its extension has not been requested and authorized pursuant to paragraph 5.2 of this Clause or if a commercial field has not been discovered, except for the provisions of Clause 9 paragraph 9.5.

5.2 If THE ASSOCIATE has complied satisfactorily with the obligations set forth in Clause 5, ECOPETROL shall, on THE ASSOCIATE's request, extend the Exploration Period year-by-year for up to an additional three (3) years, and during

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each annual extension THE ASSOCIATE shall be under obligation to carry out
Exploration Operations in the Contract Area, consisting of the drilling of one
(1) Exploratory Well until penetrating the formations that may produce Hydrocarbons in the area.

5.3 If during any one year of the Exploration Period THE ASSOCIATE should decide to carry out work covering the following year's obligations, it shall request ECOPETROL's approval to perform such operations. If the request is accepted, ECOPETROL shall determine how and for what amount such obligations are to be transferred.

5.4 During the life of this Contract, THE ASSOCIATE may carry out Exploration Activities in such areas as it may retain pursuant to Clause 8 and THE ASSOCIATE shall be solely responsible for the risks and costs of such operations and therefore, shall have full, sole control over the same, although the maximum length of the Contract shall not be changed for this reason.

CLAUSE 6. SUPPLY OF INFORMATION DURING EXPLORATION

6.1 ECOPETROL shall supply THE ASSOCIATE, whenever the latter may so request, with any information on its possession within the Contract Area. The costs of reproduction and supply of such information shall be charged to THE ASSOCIATE.


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6.2 During the Exploration Period, THE ASSOCIATE shall deliver to ECOPETROL once obtained, and in accordance with ECOPETROL's data supply manual, all the geological and geophysical information, cores, edited magnetic tapes, processed seismic sections and all the field information supporting it, magnetic and gravimetric profiles (logs) , all of it in reproducible original copies of geophysical data, reproducible originals of all the records on the wells drilled by THE ASSOCIATE, including the Final Composite Chart on each well, and copies of the Final Drilling Report, including analyses of core samples, results of production tests and any other information relating to the drilling, study or interpretation of any kind whatever made by THE ASSOCIATE for the Contract Area, to ECOPETROL, without any limitation whatsoever. ECOPETROL has the right at any time and through such procedures as it may consider appropriate, to witness any operations and verify the information listed above.

6.3 The Parties agree that any geological, geophysical and engineering information obtained hereunder is of confidential nature during three (3) years following obtainment of said information. From said moment, such information will be available except for the interpretations made by the Parties on said information. The released information mainly consists of seismic information,


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potential methods, remote sensors, and geochemistry, with their respective supports, soil and sub-soil mapping, well logs, electric logs, formation tests, biostratigraphic , petrophysical and fluid analyzes, and production histories. By agreement between the Parties in each case, information may be exchanged with companies associated or not associated with ECOPETROL. It is understood that this agreement is without prejudice to the obligation to furnish the Ministry of Mines and Energy with any information it may request under current legal and regulatory provisions. It is understood and agreed that The Parties may, at its sole discretion, supply such information as may be required by its affiliates, consultants, contractors, finance institutions, and as required by the competent authorities with jurisdiction over the associates or its affiliates, or under regulations of any stock exchange in which capital stock of the Parties or related corporations is listed.

CLAUSE 7: EXPLORATION BUDGET AND PROGRAMS

THE ASSOCIATE shall have the obligation, in accordance with the provisions of this Contract, to prepare the programs,the time chart for activities to be developed and the budget to be executed at a short term ( for the next calendar year) and the projection for the next two (2) years with the estimated budget, necessary for the


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exploration of the Contract Area. Such projection, programs, time chart and
Budget shall be submitted to ECOPETROL for the first time, within sixty (60) calendar days from the date of execution of this contract and thereafter, within the first ten (10) calendar days of each year. On a quarterly basis, THE ASSOCIATE, shall deliver ECOPETROL a technical and financial report, listing the different exploratory activities carried out, prospects for the area based on the information obtained, the allocated budget and the exploration costs incurred until the date of the report, commenting for each case the causes originating the main deviations . At ECOPETROL's request, the ASSOCIATE shall give the explanations on the report, during meetings to be scheduled on a half-year basis. Information submitted by THE ASSOCIATE in the reports and explanations dealt with herein shall in no case be considered as accepted by ECOPETROL. Financial information shall be subject to auditing by ECOPETROL under the terms set forth in Clause 22 of Annex "B" (Operating Agreement) hereunder.

CLAUSE 8: RESTITUTION OF AREAS

8.1 If, at the end of the initial Exploration period of three years or of such extensions as may have been obtained by THE ASSOCIATE, pursuant to Clause 5, paragraph 5.2, a commercial field has been discovered in the Contract Area, such an area shall be reduced to fifty per cent (50%); two (2) years later, the area shall be reduced to an extension


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equal to fifty per cent (50%) of the remaining Contract Area, and two (2) years thereafter, such area shall be reduced to that of the Commercial Field or Commercial Fields then in production or under development, plus a two and a half (2.5 ) kilometer-wide reserve zone surrounding each Field and it shall be the only part of the Contract Area to remain subject to the terms of this contract. In order to enforce this Clause, an imaginary mesh or grid will be overlapped to the initially contracted area divided in ten rows and columns in a north-south direction, whose boundaries will be given by the north and east coordinates, maximum and minimum of marking of the boundaries, defining the base cells for restitution of the area dealt with herein. Every time a restitution of areas is made, the imaginary grid or mesh, will be adjusted based on the new coordinates of the Contract Area.

8.2 THE ASSOCIATE shall determine the areas which it will hand back to ECOPETROL, based on the above-mentioned imaginary mesh or grid . For this purpose, it will hand back up to two lots made up of one or more adjoining cells trying to keep a sole polygon, unless THE ASSOCIATE proves that this is not possible or convenient, for which it will require ECOPETROL's approval. Notwithstanding the obligation of returning the areas dealt with in Clause 8 (paragraph 8.1) THE ASSOCIATE is not bound to restitute areas under development or production including two and a half (2.5)


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kilometer wide reserve zones surrounding such areas, except in the event that, for reasons attributable to THE ASSOCIATE, the development or production operations are suspended continuously for more than one year without justified cause, in which case THE ASSOCIATE shall relinquish such areas to ECOPETROL and the Contract shall terminate in respect to said areas or part of an area. The provisions of this clause shall also apply to the Exploitation under the sole risk mode.

8.3 RETENTION PERIOD: If THE ASSOCIATE has discovered a Gas Field and files a request for definition of the commercial nature for such field dealt with in clause 9 paragraph 9.1; with said request it shall ask ECOPETROL granting of a Retention Period ; fully justifying the reasons to be granted said period of retention.

8.3.1 THE RETENTION PERIOD shall be requested by THE ASSOCIATE and granted by ECOPETROL prior to the date on which the last restitution of areas dealt with in paragraph 8.1 of this clause is to be made.

8.3.2 The Retention period shall not exceed four (4) years. If the term initially granted as Retention Period were not sufficient, upon a written and justified request from THE ASSOCIATE, ECOPETROL may extend the Retention Period for an additional term, the addition of the initial period and its extension shall not exceed four (4) years.


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                            CHAPTER III- EXPLOITATION
                         CLAUSE 9. TERMS AND CONDITIONS

9.1 To commence the Joint Operation hereunder, it is considered that the exploitation operations shall start on the date when the Parties acknowledge the existence of a Commercial Field or when the events provided for in Clause 9 (paragraph 9.5) have occurred. The existence of a Commercial field will be determined by means of THE ASSOCIATE's drilling a number of wells within the proposed Commercial Field, sufficient to allow for the area capable of producing Hydrocarbons and the commercial nature of the field to be reasonably defined. In this case THE ASSOCIATE shall notify ECOPETROL in writing on the discovery of a Commercial Field, furnishing the studies on which such conclusions are based. ECOPETROL, within a ninety (90) calendar days as of the date on which THE ASSOCIATE delivers all the support information and carries out the technical presentation to ECOPETROL, shall accept or object the existence of the Commercial Field. ECOPETROL may request any additional information that it deems necessary within the next thirty (30) days following the date of submission of the first support information.

9.2.1 If ECOPETROL accepts the existence of the Commercial Field, it shall give notice to THE ASSOCIATE, within the ninety (90) calendar days referred to in Clause 9 (paragraph


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9.1) , specifying the area of the Commercial Field and will then start to participate, in the development of the Commercial Field discovered by THE ASSOCIATE under the terms of this contract.

9.2.2 ECOPETROL shall reimburse THE ASSOCIATE fifty per cent (50%) of Direct Exploration Costs covered by THE ASSOCIATE under its account and risk within the Contract Area, prior to the date of submission of the studies to define the commercial nature of each new discovered Commercial Field, pursuant to paragraph
9.1 of this Clause.

9.2.3 The amount of these costs shall be determined in US dollars taking as reference the date on which THE ASSOCIATE has made such reimbursements; therefore, costs incurred in Colombian pesos shall be liquidated at the exchange rate certified by the Bank Superintendency or other competent body, effective on the date fixed herein.

PARAGRAPH: Once the amount of the direct Exploration Costs to be reimbursed in US dollars has been defined, this value shall be adjusted from the time of its reimbursement, per each year or fraction of year, until the date determined by the Ministry of Mines and Energy as initiation date for exploitation of the respective Field, with the international inflation rate of the respective year, and in its absence, with the one of the preceding year. The international inflation value to be used shall be the annual percentual variation of the consumer price index of industrialized


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countries taken from " International Financial Statistics" of the
International Monetary Fund ( page S63 or as amended) and in its absence, the publication agreed by the Parties.

9.2.4 Reimbursement of direct exploration costs as mentioned in Clause 9 (paragraph 9.2.2) shall be made by ECOPETROL to THE ASSOCIATE as from the time the field is placed in production by Operator with the amount in dollars equivalent to fifty per cent (50%) of its direct participation in the total production of the corresponding field, after deducting the percentage corresponding to royalties. PARAGRAPH: If dealing with a Gas Commercial Field, said reimbursement shall be made by ECOPETROL to THE ASSOCIATE, as from the time the field is placed in production by Operator with the amount in dollars equivalent to one hundred per cent ( 100%) of its direct participation in the total production of the corresponding Field, after deducting the percentage corresponding to royalties.

9.3 If ECOPETROL does not accept the existence of the Commercial Field referred to in Clause 9 ( paragraph 9.1), it may indicate to THE ASSOCIATE the additional works it may consider necessary to demonstrate the existence of a Commercial Field, the cost of such work not to exceed TWO MILLION DOLLARS (US$2.000.000), nor to require a period of more than (1) one year for its completion, and in that case the Exploration Period for the Contract Area shall be automatically extended by a period of time equal to that


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agreed upon between the Parties as necessary for the completion of the additional work requested by ECOPETROL under this Clause, without affecting the provisions on reduction of areas in Clause 8 ( paragraph 8.1.)

9.4 If after the completion of the additional work requested thereby under Clause 9 (paragraph 9.3) , ECOPETROL accepts the existence of the Commercial Field referred to in Clause 9 (paragraph 9.1), it will start to participate in the development operations in the field under the terms set forth in this Contract, and shall reimburse THE ASSOCIATE in the manner provided in Clause 9 ( 9.2.3, 9.2.4) for fifty per cent (50%) of the cost of the additional work requested, pursuant to Clause 9 (paragraph 9.3) , and the works performed will become the property of the Joint Account.

9.5 If ECOPETROL does not accept the existence of a Commercial Field after completion of the additional work under Clause 9 (paragraph 9.3) THE ASSOCIATE has the right to perform such work as it may deem necessary for the exploitation of the field and to reimburse itself for two hundred per cent (200%) of the total cost of the work performed on its own account and risk in the respective field for purposes of this Clause , and up to fifty per cent (50%) of the Direct Exploration Costs, incurred by the ASSOCIATE before the date of submission of the studies to allow for the commercial nature of the respective field to be defined. For purposes of this Clause, reimbursement

                                                  SWORN TRANSLATION No.30154/Err

shall be made with the value of the produced Hydrocarbons, minus the royalties dealt with in Clause 13, deducting the production , gathering, transportation and sale costs. If the ASSOCIATE selects the sole risk mode, it is understood that the exploitation terms, commences as of the date on which ECOPETROL gives notice to THE ASSOCIATE that it does not accept the commercial nature. For the purpose of the liquidation of the value in dollars of the reimbursements made in pesos, they shall be liquidated at the exchange rate certified by the Bank Superintendency or other competent body, effective on the date on which THE ASSOCIATE has made such reimbursements. For purposes of this Clause, the value of each barrel of Hydrocarbon produced in such a field during a calendar month shall be the average per-barrel price received by THE ASSOCIATE from sales of its share of the Hydrocarbons produced in the Contract Area during the same month. Regarding reimbursement of the Direct Exploration Costs, the provisions of paragraph of Clause 9 (paragraph 9.2.3) shall apply.

Once THE ASSOCIATE has reimbursed itself according to the percentage set forth in this Clause, all wells drilled, facilities and any kind of assets acquired by THE ASSOCIATE for exploitation of the field and paid for as indicated in this Clause, shall become property of the Joint Account, free of charge, upon acceptance by ECOPETROL of participating in the development of such field.

                                                  SWORN TRANSLATION No.30154/Err


9.6 ECOPETROL may at any time start to participate in the operation of the field discovered and developed by THE ASSOCIATE, without prejudice to ASSOCIATE's right to reimburse itself for the investment it may have made on its own account in the manner and for the percentage indicated in Clause 9 (paragraph 9.5). Once THE ASSOCIATE has obtained this recovery, ECOPETROL shall start to share in the economic results of the fields developed on THE ASSOCIATE's exclusive account.

9.7 The boundaries of a Commercial Field shall take into consideration all the geological and geophysical information and that of the wells drilled within such a field or relating to it.

9.8 If upon expiry of the six (6) year Exploration Period referred to in Clause 5 (paragraph 5.2) THE ASSOCIATE has drilled any or several Exploratory Wells which indicate the possible existence of a Commercial Field, ECOPETROL, at THE ASSOCIATE's request, shall extend the Exploration Period by the length of time, not exceeding one year, required by THE ASSOCIATE in order to prove the existence of such a Commercial Field, without prejudice as to the provisions of Clause 8.

9.9. If after accepting the commercial nature of one or more fields, THE ASSOCIATE continues meeting the exploratory obligations agreed in Clause 5, at the same time it may

                                                  SWORN TRANSLATION No.30154/Err

carry out the exploitation of said fields before ending of the exploration period defined in Clause 4, paragraph 4.26, but only as of the date of expiration of this period, shall commence to count the exploitation period. When dealing with Gas Fields and ECOPETROL has granted the Retention Period, the Exploitation Period for each Field shall commence as of the date of expiration of the respective Retention Period.

9.10 If as a result of the drilling of Exploration Wells after defining the existence of a Commercial Field, THE ASSOCIATE proves the presence of additional accumulations of Hydrocarbons related to said Field, it shall request ECOPETROL enlargement of the Commercial Field and determination of its commercial nature, following the procedure set forth in Clause 9 (paragraphs 9.1 and 9.2.1). If ECOPETROL accepts the commercial nature, it shall reimburse THE ASSOCIATE fifty per cent (50%) of the Direct Exploration Costs exclusively related to the enlargement of the area of the Commercial Field, under the terms of paragraphs
9.2.3 and 9.2.4. If ECOPETROL does not accept the existence of a Commercial Field, THE ASSOCIATE shall have the right to reimburse itself up to two hundred per cent (200%) of the total of the work performed on its own account and risk for exploitation of Exploration Wells resulting producers and up to fifty per cent (50%) of the Direct Exploration Costs incurred by THE ASSOCIATE exclusively

                                                  SWORN TRANSLATION No.30154/Err

related to definition of the commercial nature . Such reimbursement shall be made out of the value of the Exploration Wells resulting producers, minus the Royalties, under Clause 21 ( paragraph 21.2 ) until the percentages defined hereunder.

CLAUSE 10 - TECHNICAL CONTROL OF THE OPERATIONS

10.1 The parties agree that THE ASSOCIATE is the Operator and, as such, with the limitations set forth in this contract, have control of all the technical operations and activities it may considered necessary for an efficient and profitable exploitation of Hydrocarbons found within the area of the Commercial Field.

10.2 The Operator is under obligation to carry out the development and production operations in accordance with known industrial standards and practices using the best technical methods and systems required for an economic and efficient exploitation of Hydrocarbons, and fulfilling any legal and regulatory provisions on the subject.

10.3 The Operator shall be considered to be an enterprise distinct from the Parties hereto for any purposes hereunder, as well as for the application of civil, labor and administrative legislation and for Operator's relations with personnel in its employment, under Clause 32.

10.4 Operator will have the right to resign as such, by


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                                                  SWORN TRANSLATION No.30154/Err

means of a written notice given to the Parties six (6) months in advance of the effective date of such resignation. The Executive Committee shall then designate a new Operator, pursuant to Clause 19 (paragraph 19.3.2).

CLAUSE 11 - EXPLOITATION PROGRAMS AND BUDGETS

11.1 Within three (3) months following the acceptance of a Commercial Field in the Contract Area, the Operator shall submit an operating program plus a Budget for the rest of the current calendar year and a development plan , to be agreed in the Executive Committee. If less than six an a half months are left to the end of the year, the Operator shall prepare and submit a Budget and programs for the following calendar year within a period of three (3) months.

11.1.1 Future budgets and programs shall be submitted to the Parties during the month of May of each calendar year, for which the Operator shall send to the Parties their proposal within the first ten (10) days of the month of May. Within twenty (20) days from the receipt of the Budgets and programs, the Parties shall advise the Operator in writing on any changes they may wish to propose. When this happens, the Operator shall take into account any recommendations and changes proposed by the Parties in drawing up the Budget and programs, which will be submitted for the Executive Committee's final approval at an ordinary meeting called for

                                                  SWORN TRANSLATION No.30154/Err


the purpose, held on July of each year. In the event the total Budget has not been approved before the month of July, those aspects of the Budget on which an agreement has not been reached, shall be approved by the Executive Committee, and those aspects not approved shall be immediately submitted to the parties for further review and final decision in the manner set forth in Clause 20.

11.1.2 The development plan shall become the guide document to carry out the technical, efficient and economic exploitation of each Field and shall contain the description of the activities to be developed and an estimate of the investments and expenses for the next five years, detailing the annual operations program and the Budget for the next calendar year.

11.2 The Parties may propose additions or revisions to the approved Budget and programs but, excepting cases of emergency, shall not be proposed with more frequency than every three (3) months. The Executive Committee shall decide on the proposed additions and revisions at a meeting, to be held within thirty (30) days from the submittal of same.

11.3 The main purpose of the programs, Budgets and development plan is:

11.3.1 to determine the operations to be carried out and the expenses and investments (Budget) that the Operator is authorized to undertake during the calendar day immediately following.

                                                  SWORN TRANSLATION No.30154/Err

11.3.2 To keep a projection of the development of each Field within a medium to long term horizon.

11.4 The terms program and Budget are understood to mean the work schedule and estimated expenses plus investments to be effected by the Operator in the various aspects of the operation, such as:

11.4.1 Capital investments in Production: drilling for the development of reservoirs; reconditioning or overhauling of wells; specific construction for production.

11.4.2 General Construction and Equipment: Industrial and camp facilities, transportation and construction equipment; drilling and production equipment; other construction and equipment.

11.4.3 Maintenance and Operating Expenses: Production expenses, geological expenses; administrative expenses for the operation.

11.4.4 Working Capital requirements

11.4.5 Contingency Funds

11.5 The Operator shall pay all the expenses and investments and carry out the development and production operations in accordance with the programs and Budgets referred to in Clause 11 (Paragraph 11.1), without exceeding the total Budget for each year by ten per cent (10%) , except if so authorized by the Parties in special cases.

11.6 The Operator shall not, of its own will, initiate any project or charge the Joint Account for any expenses not

                                                  SWORN TRANSLATION No.30154/Err

approved under the Budget, that exceed the amount of Forty Thousand US dollars (US$40.000) or its equivalent in Colombian currency per project or per quarter.

11.7 The Operator is authorized to incur expenses chargeable to the Joint Account without the Executive Committee's prior authorization in cases of emergency measures designed to safeguard the Parties' personnel or property; emergency expenses arising from fires, floods, storms or other disasters; emergency expenses indispensable for the operation and maintenance of production facilities, including the maintenance of wells in conditions to produce with maximum efficiency; emergency expenses indispensable for the protection and preservation of materials and equipment required in the operations. In these cases the Operator shall call a special meeting of the Executive Committee as soon as possible in order to obtain its approval to continue with the emergency measures.

CLAUSE 12. PRODUCTION

12.1 The Operator shall, with the approval of the Executive Committee, determine as required, or as necessary, the Maximum Efficiency Rate (MER) For each Commercial Field. This Maximum Efficiency Rate (MER) shall be the maximum rate or production of oil that may be extracted from a reservoir in order to obtain the Maximum final recovery of the reserves. Estimated production shall be decreased as necessary to compensate for actual or anticipated operating

                                                  SWORN TRANSLATION No.30154/Err

conditions, such as wells under repairs which are not producing, capacity limitations in collection lines, in pumps, separators, tanks, pipelines and other facilities.

12.2 The Operator shall determine periodically, at least once a year, with the Executive committee's approval, any area considered capable of producing Hydrocarbons in commercial quantity in each field.

12.3 The Operator shall prepare and deliver to each Party, at regular three (3) month intervals, a program showing each Party's share of the production and another showing each Party's production distribution for the following six (6) months. The production forecast shall be based on the Maximum Efficiency Rate
(MER), as set forth in Clause 12 (paragraph 12.1) and adjusted to each Party's interests hereunder. The Production Distribution Program shall be based on each Party's periodic requests and, in accordance with Clause 14 (paragraph 14.2), with such corrections as may be necessary to ensure that neither Party, while able to withdraw, receives less than the quantity to which it is entitled under the provisions of Clause 14, without prejudice as to the provisions of Clause 21 ( paragraphs 21.2) and Clause 22 (paragraph 22.5)

12.4 If either Party foresees a reduction in its capacity to receive Hydrocarbons against the forecast supplied to the Operator, it must so advise the latter in the least time possible, and if such a reduction is due to an emergency

                                                  SWORN TRANSLATION No.30154/Err

situation, it shall notify the Operator within twelve (12) hours from the occurrence which gives rise to the reduction. Consequently, such a Party shall furnish the Operator with a new receipt schedule as based on the appropriate reduction.

12.5 The Operator may use the Hydrocarbons consumed in the production operations in the Contract Area, and such consumption shall be exempt from royalties referred to in Clause 13 (paragraphs 13.1 and 13.2)

CLAUSE 13. ROYALTIES

13.1 Liquid Hydrocarbons: During the exploitation of the Contract Area, prior to the distribution of the production corresponding to the parties, the Operator shall deliver to ECOPETROL, as a Royalty, twenty per cent (20%) of the supervised production of liquid hydrocarbons from such an area. ECOPETROL on its account and risk, shall take in kind from the tanks of the Joint Account the percentage of production corresponding to the royalty.

13.2 Gaseous Hydrocarbons: The Operator shall deliver to ECOPETROL as a Royalty, twenty per cent (20%) of the production of gaseous hydrocarbons, under normal conditions. Should said hydrocarbons require treatment in gas plants, the volume of hydrocarbons with royalties equivalent to twenty percent (20%) of the production shall be determined as the addition of the dry gas produced in the gas plants plus the equivalent in dry gas of the liquid products produced, using the conversion factors established in the

                                                  SWORN TRANSLATION No.30154/Err

current legal provisions. For Exploitation Fields under the sole risk mode, THE ASSOCIATE shall deliver ECOPETROL the percentage of Hydrocarbons corresponding to the royalties.

13.3 Out of the production percentage which accounts for the Royalty , ECOPETROL shall pay the entities legally appointed the royalties in favor of the Government, corresponding to the total production of the Commercial Field, but in no case shall THE ASSOCIATE be liable for any payment to such entities for this reason.

CLAUSE 14 - DISTRIBUTION AND AVAILABILITY OF HYDROCARBONS

14.1 Hydrocarbons produced, except for the hydrocarbons used for operations hereunder, and the hydrocarbons inevitably wasted in the operations shall be transported to the joint tanks of the parties or to other measurement facilities agreed by the Parties. Should an agreement not be reached, dealing with gaseous hydrocarbons the measurement point shall be : I) In the gas line of each separator when said gaseous Hydrocarbons do not require treatment in gas plants, or II) At the exit of gas plants when treatment is required in said plants. Hydrocarbons shall be measured in accordance with oil industry standards and methods, and such measurement shall be the basis for determining the percentages referred to in Clause 13, and the remaining


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                                                  SWORN TRANSLATION No.30154/Err

hydrocarbons shall, from said moment on, be property of each Party in the proportions specified hereunder.

14.2 PRODUCTION DISTRIBUTION

14.2.1 After deducting the percentages covering royalty, the remaining hydrocarbons produced in each Commercial Field is property of the Parties in the proportion of fifty per cent (50%) for ECOPETROL AND FIFTY PER CENT (50%) FOR THE ASSOCIATE until the accumulated production of each Commercial Field reaches 60 million barrels of liquid Hydrocarbons or the amount of 420 cubic gigafeet of gaseous hydrocarbons under normal conditions, whichever occurs first ( 1 cubic gigafeet = 1 x 10 9 cubic feet).

14.2.2 Regardless of the classification of the Commercial Field given by ECOPETROL in the definition of the commercial nature, exceeding the limits set forth in paragraph 14.2.1 , the production distribution of each Commercial Field ( upon deducting the percentage corresponding to the royalty) shall be property of the Parties in the proportion resulting from the application of the R factor, as follows:

14.2.2.1 If the Hydrocarbon reaching in the first place the limit set forth in paragraph 14.2.1 of this Clause was liquid Hydrocarbon, the following table will be applied:

                                                  SWORN TRANSLATION No.30154/Err

R FACTOR                 PRODUCTION DISTRIBUTIONS AFTER ROYALTIES %
                             ASSOCIATE              ECOPETROL
0.0 to 1.050                                           50
1.0 to 2.050/R                                         100-50/R
2.0 or more                   25                            75

14.2.2.2 If the Hydrocarbon reaching in first place the limit stated in paragraph 14.2.1 of this Clause was the gaseous Hydrocarbon, the following table will be applied:

R FACTOR   PRODUCTION DISTRIBUTIONS AFTER ROYALTIES %
                           ASSOCIATE              ECOPETROL
0.0 to 2.050                                 50
2.0 to 3.050/(R-1)                           100- [50/(R-1)]
3.0 or more    25                                  75

14.2.3 For the purposes of the preceding tables, R Factor shall be defined as the ratio of the income accumulated over the corresponding accumulated expenses corresponding to THE ASSOCIATE for each Commercial Field under the following terms:

R =       IA
       ---------
       ID+A-B+GO

Where:

IA (Accumulated Income of the ASSOCIATE): It is the value increase of the accumulated income corresponding to the volume of hydrocarbons produced of the ASSOCIATE after deducting royalties, at the price of reference agreed by the Parties, excluding hydrocarbons re-injected to the Contract

                                                  SWORN TRANSLATION No.30154/Err

Area Fields, hydrocarbons consumed in the operation and burnt gas.

The average reference price of the hydrocarbons shall be determined by mutual agreement of the parties. In order to determine the Accumulated Income, the basis shall be the monthly income which will be determined by multiplying the average reference price times the monthly production according to the forms designed by the Ministry of Mines and Energy for said purpose.

ID== (ACCUMULATED DEVELOPMENT INVESTMENTS): These are fifty per cent (50%) of the accumulated development investments approved by the Executive Committee of the Association. Accumulated Development investments made before the initiation exploitation date defined by the Ministry of Mines and Energy for the respective field, shall be adjusted to said date in the same manner as Direct Exploration Costs are adjusted under paragraph of Clause 9 ( subparagraph 9.2.3).

A: Exploration Direct Costs in which the ASSOCIATE incurs under Clause 9 hereunder and adjusted pursuant to the provisions of Clause 9 ( paragraph 9.2.3).

B: It is the accumulated refund of the aforementioned Direct Exploration Costs according to Clause 9 hereunder.

GO (Accumulated Operational Expenses): These are the accumulated operation expenses approved by the Executive Committee of the Association in the proportion corresponding

                                                  SWORN TRANSLATION No.30154/Err

to the ASSOCIATE, plus accumulated transportation costs of the ASSOCIATE. It is understood that the transport costs are the investment and operation expenses incurred to transport the hydrocarbons produced in the commercial fields located in the Contract Area, and from the Contract Area to the export port or to the place agreed to take the price to be used for estimation of IA income . (Such transport cost shall be determined by mutual agreement of the parties once the exploitation stage commences whose existence of the Commercial field has been accepted by ECOPETROL.

The Operation Expenses include Special Contributions or of similar nature directly applied to exploitation of hydrocarbons in the Contract Area.

All values included in the determination of R factor after the date for commencement of the exploitation defined by the Ministry of Mines and Energy, shall be taken in current dollars.

For this purpose the expenses in pesos must be converted into dollars at the Market's Representative Rate of Exchange certified by the Bank Superintendency or authorized entity, effective force on the date when the corresponding disbursements took place.


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                                                  SWORN TRANSLATION No.30154/Err

14.2.4 ESTIMATION OF THE R FACTOR: The production distribution based on the R factor shall be effective as of the first day of the third calendar month after such month when the accumulated production in the contract area reached 60 million barrels of liquid hydrocarbons or the amount of 420 cubic gigafeet of gaseous Hydrocarbons under normal conditions, in agreement with paragraph 14.2.1.

Computation of R factor will be carried out based on the accounting closing date corresponding to the calendar month in which the accumulated production reached 60 million barrels of liquid hydrocarbons or the amount of 420 cubic gigafeet of gaseous hydrocarbons under normal conditions, in agreement with paragraph 14.2.1.

The resulting production distribution shall apply until June 30th of the following year. As of such date, the production distribution applying R Factor shall be estimated for one year periods (from July 1st to June 30th) based on the values accumulated on December 31st of the immediately preceding according to the corresponding accounting closing date.

14.3 In addition to the jointly-owned tanks and other facilities, each party will have the right to build its own production facilities in the Contract Area for its own sole exclusive use, upon the fulfillment of any legal requirements. The transport and delivery of each Party's

                                                  SWORN TRANSLATION No.30154/Err

Hydrocarbon to such a pipeline or other storage facilities that are not jointly owned, shall be made on the sole account and risk of the Party receiving the Hydrocarbons.

14.4 Should production be obtained in places not connected with pipelines, for the Joint Account, the Parties may agree to install their own pipelines up to a point where Hydrocarbons can be sold, or to a place connecting with a public pipeline. If the parties agree to construct such pipelines, they shall execute the contracts that they deem suitable for this purpose, and they shall appoint the Operator in agreement with standing legal provisions.

14.5 Each party shall own the Hydrocarbons produced and stored as a result of the Operation and which are placed at its disposal, as set forth hereunder, and it must receive it in kind or sell it or dispose of it separately, at its own expense, as provided in Clause 14 ( paragraph 14.3).

14.6 If either Party cannot, for whatever reason, separately dispose of or lift all or part of its share of Hydrocarbons hereunder, from the Joint-Account-tanks the following provisions shall apply:

14.6.1 If it is ECOPETROL which is unable to lift its Hydrocarbons quota, in other words, (share plus royalty), in whole or in part, in accordance with Clause 12 ( paragraph 12.3) hereunder, the Operator may continue to produce the field and deliver to the ASSOCIATE, in addition to the portion representing THE ASSOCIATE's share on the basis of

                                                  SWORN TRANSLATION No.30154/Err

one hundred per cent (100%) of the MER, all such Hydrocarbons as the ASSOCIATE may elect and be able to lift, up to a limit of one hundred per cent (100%) of the MER, crediting ECOPETROL, for subsequent delivery, for the volume of Hydrocarbons that ECOPETROL was entitled but did not lift. But with respect to the volume of Hydrocarbons not lifted which covers ECOPETROL's royalties for the month, THE ASSOCIATE, at ECOPETROL's request shall pay ECOPETROL in United State dollars the difference between the quantity of hydrocarbons actually lifted by ECOPETROL and the quantity of Hydrocarbons ECOPETROL is entitled to for the Royalty referred to i Clause 13 ( paragraphs 13.1 and 13.2); providing however, that any Hydrocarbons lifted by ECOPETROL shall be applied firstly to the payment in kind of the Royalty and any lifting thereafter shall be applied to ECOPETROL's share under Clause 14 ( paragraph 14.2).

14.6.2 If it is THE ASSOCIATE who is unable to lift is assigned portion under Clause 12 (paragraph 12.3), in whole or in part, the Operator shall deliver ECOPETROL, based on one hundred per cent (100%) of the MER not only the royalty and ECOPETROL's share, but also such Hydrocarbons as ECOPETROL may be capable of lifting, up to a limit of one hundred per cent (100%) of the MER , crediting THE ASSOCIATE for subsequent delivery for such portion of its share as it has been unable to lift.

                                                  SWORN TRANSLATION No.30154/Err

14.7 When both parties are able to receive the Hydrocarbons assigned to them under Clause 12 (paragraph 12.3) hereunder, the Operator shall deliver to the Party who had been previously unable to receive its share of the production, at such parties' request, not only its share in the Operation but a minimum of ten per cent (10%) per month of the other Party's production entitlement, by mutual agreement of up to one hundred per cent (100%) of the share not received, until such time as the total quantities credited to the Party which had been unable to receive its Hydrocarbons have been cancelled out.

14.8 Without prejudice as to the legal provisions governing the matter, each Party shall be free, at any time, to sell or export its share of the Hydrocarbons obtained hereunder, or to dispose of same in any way.

CLAUSE 15. USE OF ASSOCIATED GAS

In the case of discovery of one or more fields of Petroleum in liquid state with associated gas, the Operator within the two (2) years from the commencement of the commercial production of the field defined by the Ministry of Mines and Energy, shall submit a Project to use the Natural Gas, for the benefit of the Joint Account. The Executive Committee will approve the project and will determine the period necessary for the implementation of such plans. If the Operator does not submit any project within two( years) or does not perform the approved plan within the terms determined by the Executive Committee, ECOPETROL may take

                                                  SWORN TRANSLATION No.30154/Err


for itself, on a free-of-charge basis all the associated gas available from the exploitation reservoirs to an extent that is not required for efficient operation of the field.

CLAUSE 16. UNITIZATION

When an economically exploitable reservoir extends continuously in a structure located in another or others areas, Operator shall implement, in agreement with ECOPETROL and in any other Party concerned, upon approval of the Ministry of Mines and Energy, a joint exploitation plan which must conform to Hydrocarbons exploitation engineering techniques.

CLAUSE 17. INFORMATION AND INSPECTION UNDER EXPLOITATION

17.1 The Operator shall deliver to the Parties, at the same time it becomes available, reproducible originals (sepia) and copies of the electric, radioactive and sonic logs of well drilled, history, core analyses, production tests, surveys of reservoirs, and any routine reports made or received in connection with the operations and activities carried out in the Contract Area.

17.2 Each Party shall have the right , at its own cost, expense and risk, to inspect through authorized representatives, the wells and facilities of the Contract Area and the activities related thereto. Such representatives shall have the right to examine cores,

                                                  SWORN TRANSLATION No.30154/Err

samples, maps, well-drilling logs, surveys, books, and any other source of information connected with the performance of this Contract.

17.3 To enable ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all reports required by the National Government.

17.4 The information and data connected with exploitation operations shall be treated as confidential, in the same way as set forth in Clause 6 (paragraph 6.3) hereinabove.

                         CHAPTER IV- EXECUTIVE COMMITTEE

CLAUSE 18. FORMATION

18.1 Within thirty (30) calendar days from the acceptance of a Commercial Field, each Party shall name a representative as well as the respective first and second alternates, who shall form the Executive Committee, notifying the other Party in writing of the names and addresses of its representative and alternates. Each Party may change its representative or alternate at any time, but shall give written notice thereof to the other Party. The vote or decision of each Party's representative shall be binding upon the respective Party. If the principal representative of either Party is unable to attend a Committee meeting, he shall designate in writing the alternate who is to attend the meeting and such alternate shall have the same authority as the principal.

                                                  SWORN TRANSLATION No.30154/Err

18.2 The Executive Committee shall hold ordinary meetings during the months of March, July and November, at which the exploitation program carried out by the Operator, the development plan as well as immediate plans, shall be reviewed. Annually, in the ordinary meeting of July, the Executive Committee shall discuss and approve the annual Operating Program and Budget of the expenditure and investment for the following calendar year.

18.3 The Parties and the Operator may request that special meetings of the Executive Committee be called to analyze specific conditions of the operation. The representative of the Committee shall give ten (10) calendar days advance notice of the meeting , stating the date and subjects to be discussed. Any subject not included in the Agenda of the meeting may be discussed upon acceptance thereof by the Parties' representatives on the Committee.

18.4 The representative of each Party shall have a vote in all matters discussed in the Executive Committee, equivalent to the percentage of the total interests in the Joint Operation. Any decision or resolution taken by the Executive Committee, in order to be valid, must have the affirmative vote of over fifty per cent (50%) of the total Interests. Any decisions taken by the Executive Committee in accordance with this procedure shall be binding and final upon the Parties and the Operator.

                                                  SWORN TRANSLATION No.30154/Err

CLAUSE 19. FUNCTIONS

19.1 The Parties' representatives shall form the Executive Committee which shall have full authority and responsibility to formulate and adopt Exploitation, Development and Operations Programs and Budgets under the Contract. A representative of the Operator shall attend meetings of the Executive Committee.

19.2 The Executive Committee shall designate its Secretary. The Secretary shall carry full, detailed records and minutes of all the meetings, as well as notes on any discussions and on the decisions taken by the Committee. Copies of the minutes, in order to be valid, shall be approved and signed by the Parties' representatives within ten (10) working days after meeting adjourns and shall be delivered to them as soon as possible.

19.3 The Executive Committee's responsibilities are, among others, as follows:

19.3.1 To adopt its own regulations

19.3.2 To designate Operator, in case of resignation or dismissal, and to determine the rules that the latter must fulfill when it is a person different from the Parties, stating the causes for his dismissal.

19.3.3 To designate an outside Auditor of the Joint Account

19.3.4 To approve or disapprove the annual Operations Program and Budget of expenditures, and any modification or revision thereto, and to authorize extraordinary expenditure.

                                                  SWORN TRANSLATION No.30154/Err

19.3.5 To determine policies and rules on expenditure

19.3.6 To approve or disapprove any recommendation of expenses made by Operator ( not included in the approved Budget), when such expenditure exceeds the sum of forty thousand US dollars ( US$40.000) or its equivalent in Colombian currency.

19.3.7 To provide assistance to the Operator and to decide on matters referred for the Committee's consideration.

19.3.8 To create any sub-committees that it may deem necessary and set the functions to be performed by same, under the direction of the Executive Committee.

19.3.9 To define the type and frequency of drilling, operation and production reports, and any other information to be furnished by Operator to the Parties, chargeable to the Joint Account.

19.3.10 To supervise the operation of the Joint Account.

19.3.11 To authorize Operator to execute contracts on behalf of the Joint Operation for amounts in excess of forty US dollars US$40.000.oo or its equivalent in legal Colombian currency and,

19.3.12 In general, to carry out all the functions authorized hereunder that are not the responsibility of any other entity or individual pursuant to a specific clause hereof or a legal or regulatory provision.


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CLAUSE 20- DECISION IN CASE OF DISAGREEMENT IN THE OPERATION

20.1 Any project relating to the Joint Operation, which requires the Executive Committee's approval for its implementation, as established hereunder, and on which the Parties' representatives on said Committee fail to reach an agreement, shall be submitted directly to the highest executive of each Party resident in Colombia, in order that they may take a joint decision. If the Parties reach an agreement or decision on the matter under discussion within sixty (60) calendar days from the date of submittal of the consultation, they shall so advise the Secretary of the Executive Committee, who shall call a Committee meeting within fifteen (15) calendar days following the receipt of the pertinent advice, and the members of the Committee are obliged to adopt such decision at said meeting.
20.2 If the Parties fail to reach an agreement on the matter under discussion within sixty (60) calendar days from the date of presentation of the consultation, the operations may be carried on pursuant to Clause 21.

CLAUSE 21. OPERATIONS UNDER THE RISK OF ONE OF THE PARTIES 21.1 If at any time one of the Parties wishes to drill an exploitation well not approved under the operations program, it shall give written notice to the other party, at least thirty (30) days in advance of the next Executive Committee


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                                                  SWORN TRANSLATION No.30154/Err

meeting, of its wish to drill such well, including information such as location, recommendation to drill, estimated depth and costs. Operator shall include such proposal among the items to be discussed at the next Executive Committee meeting. If such proposal is approved by the Executive Committee, the well shall be drilled at the expense of the Joint Account. If said proposal is not accepted by the Executive Committee, the Party wishing to drill such well, hereinafter called the Participating Party, shall have the right to drill, complete, produce or abandon such well as its sole cost and risk. The Party not wishing to participate in the operation shall be called the Non-Participating Party. The Participating Party must start the drilling of such well within one hundred and eighty (180) days following its rejection by the Executive Committee. If drilling is not started within said period, the question must be submitted again for the Executive Committee's consideration. Upon request of the Participating Party, Operator shall drill the well for the account and at the risk of the Participating Party, provided that in Operator's opinion such operation does not interfere with the normal progress of the operations of the field, and provided the Participating Party has advanced to the Operator the sums deemed necessary by the Operator for the drilling. In case the said well cannot be drilled by the Operator without interfering with the normal progress of the operations, the


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                                                  SWORN TRANSLATION No.30154/Err

Participating Party shall be entitled to drill such well directly or through a competent service company, and in that case, the Participating Party shall be responsible for the operation, without interfering with the performance of the normal operations of the field.

21.2 If the well referred to in Clause 21 ( 21.1) is completed as a producing well, it will be administered by the Operator and the production of such well, after deducting the Royalty referred to in Clause 13, shall be property of the Participating Party, which shall pay all the costs of the operations of such well until such time as the net value of the production, after deducting production, gathering, storage, transport and other similar costs and sales is equal to two hundred per cent (200%) of the cost of drilling and completion of said well which, thereupon, and for the purposes of this Contract, shall become property of the Joint Account, as if it had been drilled with the Executive Committee's approval for the account of both Parties. For purposes of this clause, the value of each barrel of Hydrocarbons produced from the above-said well during any calendar month, before deducting the above-said costs, shall be the average per-barrel price received by the Participating Party from sales of its share of the Hydrocarbons produced in the Contract Area during the same month.


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                                                  SWORN TRANSLATION No.30154/Err

21.3 If at any time one of the Parties wishes to recondition, deepen to the Production Targets or plug a well which is not in commercial production or is a dry hole drilled by the Joint Account, and if these operation have not been included in a program approved by the Executive Committee, such Party shall advise the other Party of its intention to recondition, deepen o plug such well. If there is no adequate equipment on the location, the procedure provided for in clause 21 (paragraph 21.1 and 21.2) shall be applied. If there is adequate equipment on the well-site to carry out the proposed operation, the Party receiving notice of the operation to be carried out by the other Party shall have a period of forty-eight (48) hours following receipt of the notice, in which to approve or disapprove the operation and, and if no answer is received during this period, it will be understood that the operation will be carried out for the account and at the risk of the Joint Account. If the proposed work is performed for the sole account and risk of a Participating Party, the well shall be administered in accordance with Clause 21 (paragraph 21.2)

21.4 If at any time, one of the Parties wishes to build new facilities for the extraction of liquids from the gaseous hydrocarbons and for transport and exportation of produced Hydrocarbons- which will be called Additional Facilities-, such Party shall so advise the other, in writing, giving the following information:


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                                                  SWORN TRANSLATION No.30154/Err

21.4.1 General description, design, specifications and estimated costs of the Additional Facilities;

21.4.2 Projected capacity

21.4.3 Approximate date of commencement and length of the construction . Within ninety (90) days from the date of notice, the other Party has the right to decide whether or not it will participate in the proposed additional facilities, by means of a written notice. If such Party elects not to participate in the additional facilities, or fails to reply to the Participating Party's Proposal-which Party shall hereinafter be called the Constructing Party , the latter may proceed with the additional facilities and request Operator to construct, operate and maintain such Facilities at the sole cost and risk of the Constructing Party, without prejudice to the normal performance of the Joint Operations. The constructing Party may negotiate with the other Party for the use of said facilities for the Joint Operation. During the time the facilities are operated for the Constructing Party's sole account and risk, Operator shall charge to the latter all the costs of operation and maintenance of the additional facilities, in accordance with generally accepted accounting rules.

                            CHAPTER V- JOINT ACCOUNT

CLAUSE 22 - HANDLING

22.1 Without prejudice to any provisions hereunder, expenses covering exploration operations shall be for ASSOCIATE's account and risk.


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                                                  SWORN TRANSLATION No.30154/Err

22.2 As from the time the Parties accept the existence of a Commercial Field, and subject to the provisions of Clause 5 (paragraph 5.2), Clause 13 (paragraphs
13.1 and 13.2), the ownership of the rights or Interest in the Operation of the Contract Area shall be divided as follows: ECOPETROL fifty per cent (50%) and THE ASSOCIATE fifty per cent (50%). From then on any expenses, payments, investments, costs and obligations incurred and contracted for the performance of the operations hereunder, as well as Direct Exploration Costs made by THE ASSOCIATE before and after the recognition of the existence of each Commercial Field and its extensions, in agreement with Clause 9 (paragraph 9.10), shall be charged to the Joint Account. Except as set forth in Clause 14 (paragraph 14.3) and 21, all properties acquired or used from then on for the performance of the operation of the Commercial Field shall be paid by, and belong to, the Parties in the same proportion as described in this Clause.

22.3 The Parties shall provide Operator, within the first five (5) days of each month, at the Bank designated by Operator, with their shares of the Budget, in accordance with the requirements and in the currency in which the expenses are to be incurred, i.e, in Colombian Pesos or in US dollars, as requested by Operator under programs and Budgets approved by the Executive Committee. Should THE


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                                                  SWORN TRANSLATION No.30154/Err

ASSOCIATE not have available the Pesos necessary to cover its share of the Peso contribution, ECOPETROL shall have the right to furnish such Pesos and receive appropriate credit against the dollar contribution payable by ECOPETROL at the official rate of purchase by the Bank Superintendency or the pertinent authorized entity, on the date ECOPETROL is to pay said contribution, provided this transaction is permitted under the legal regulations.

22.4 Operator shall present to the Parties monthly, within thirty (15) calendar days following the end of each month, a monthly statement showing the funds advanced, expenses incurred, outstanding liabilities, and a report on all debits and credits made to the Joint Account, which report shall be made out in accordance with Annex "B" hereto. If payments under Clause 22 (paragraph 22.3) are not made within the term set forth and Operator elects to cover same, delinquent Party shall pay Commercial Interest in the same currency in which payment has been incurred during the period of the delay in payment.

22.5 Should either Party fail to timely contribute with the Joint Account with the sums due and payable within the term set therefore, as from the due date such Party shall be considered as the "Delinquent Party", and the other Party as the "Prompt Party". If the Prompt Party had paid the Delinquent Party's share, in addition to its own, the former shall have the right, after sixty (60) days' delay, to have

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                                                  SWORN TRANSLATION No.30154/Err


Operator deliver to it the Delinquent party's total participation in the Contract Area (excluding the Royalty percentage), up to such amount of production as will give the Prompt Party a net income from sales equal to the sum not paid by the Delinquent Party, plus an annual interest equal to the commercial interest, as from sixty (60) days after the date of commencement of default. "Net Income" is understood to mean the difference between the sales price of the crude taken by the Prompt Party, less cost of transport, storage, loading and other reasonable expenses incurred by the Prompt Party in the sale of the products taken. The Prompt Party's right may be exercised at any time after thirty (30) days from having giving notice the Delinquent Party, in writing, of its intention to take all or part of the Delinquent Party's share of the production.

22.6.1 Direct Expenses of the Joint Operation shall be charged to the Parties in the same proportion that the production is distributed after royalties.

22.6.2 Indirect expenses shall be charged to the Parties on the same proportion set forth for Direct Expenses in paragraph 22.6.1 above. The amount of said expenses shall be the result from taking the total annual value of the investments and expenses ( excluding technical and administrative support) and applying a+m (X-b) equation. In this equation "X" is the total value of annual investments and expenses, and "a" , "m" and "b" are constants whose

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                                                  SWORN TRANSLATION No.30154/Err


values are shown in the following table with respect to annual investments and expenses:

AMOUNT OF INVESTMENTS AND EXPENSES CONSTANT VALUES

         "X"                   (US$)        " to" (US$) m(frac) "b" (US$)
1.                0         25.000.000               0   0.10            0
2.        25.000.001        50.000.000       2.500.000   0.08   25.000.000
3.        50.000.001       100.000.000       4.500.000   0.07   50.000.000
4.       100.000.001       200.000.000       8.000.000   0.06  100.000.000
5.       200.000.001       300.000.000      14.000.000   0.04  200.000.000
6.       300.000.001       400.000.000      18.000.000   0.02  300.000.000
7.       400.000.001       or more          20.000.000   0.01  400.000.000

The equation shall be applied only once per year in each case with the value of the constants corresponding to the total value of the annual investments and expenses.


22.7 The monthly statements of account referred to in Clause 22 (paragraph 22.4) may be revised or challenged by either Party from the time they are received by them, up to two (2) years after the end of the calendar year covered by such statements, clearly specifying the corrected or challenged items and the reason given for the objections. Any account not corrected or challenged within the said period shall be considered as final and correct.

22.8 Operator shall carry account records, vouchers and reports for the Joint Account in Colombian Pesos, in


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conformity with Colombian law, and every debit or credit to the Joint Account shall be made in accordance with the accounting procedure , Exhibit "B", made a part of this contract. In case of any discrepancy between the accounting procedure and the provisions hereunder, the latter shall prevail.

22.9 Operator may sale materials or equipment during the first twenty (20) years of the Exploitation Period or the first twenty eight (28) years of the Exploitation Period, if dealing with a Gas Field, for the benefit of the Joint Account, provided the amount of any one sale does not exceed five thousand United States dollars (US$5.000) or its equivalent in Colombian pesos. Any sales in excess of these amounts or sales or real property shall have to be approved by the Executive Committee. Sale of such materials or equipment shall be made at a commercial reasonable price according to the conditions of use of the good.

22.10 Any machinery, equipment or other personal property or facilities acquired by Operator for the performance of this Contract, charged to the Joint Account, shall belong to the Parties by equal shares. However, if one of the Parties decides to terminate its interest in the Contract prior to the end of the first seventeen (17) years of the Exploitation period, except for the case under Clause 25, such Party agrees to sell part or all of its interest in


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                                                  SWORN TRANSLATION No.30154/Err

the said items to the other Party at reasonable commercial price or at their book value, whichever is lower. In case the other Party should not wish to purchase such items within ninety (90) days following a formal offer of same made to it, the Party wishing to terminate shall have the right to assign to a third party its interest in such equipment and facilities. Should THE ASSOCIATE decide to withdraw after seventeen (17) years of the Exploitation Period have elapsed, its interest in the Joint Operation shall pass on to ECOPETROL on a free-of-charge basis, upon its acceptance.

                        CHAPTER VI-LENGTH OF THE CONTRACT

CLAUSE 23.        MAXIMUM LENGTH

This Contract shall have a maximum duration of twenty eight (28) years counted as from the Effective Date, divided up as follows: Up to six (6) years as the Exploration Period, under Clause 5, without prejudice to the provisions of Clause 9 (paragraphs 9.3 and 9.8); and twenty two (22) years as the Exploitation Period, counted as from the date of the termination of the Exploration period. It is understood that in the events contemplated hereunder in respect to the extension of the Exploration Period, it is considered that such events shall in no case extend the total term of duration beyond twenty eight (28) years, except as provided in paragraph 1 of this Clause.

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                                                  SWORN TRANSLATION No.30154/Err


PARAGRAPH 1. The Exploitation Period for Gas Fields discovered inside the Contract Area shall have a maximum duration of thirty (30) years as of expiration of the Exploration Period or the Retention Period granted. In no case the total term of duration shall extend beyond forty (40) years counted as from the Effective Date.

PARAGRAPH 2. Notwithstanding the preceding, ECOPETROL and THE ASSOCIATE, at least five (5) years in advance to the date of exploration of each Field, will revise the conditions to continue the operation after the term mentioned in this clause. In case that the parties agree to continue the operation, they shall define the terms and conditions under which they will carry them out.

CLAUSE 24. TERMINATION

This Contract shall terminate in any of the following cases:

24.1 Due to the expiration of the Exploration Period without THE ASSOCIATE'S having discovered a Commercial Field, except as provided in Clauses 9 (paragraphs 9.5, and 9.8 ) and Clause 34.

24.2 Upon expiration of the term of duration of the Contract , as set forth in Clause 23.

24.3 At any time at THE ASSOCIATE's discretion, upon fulfillment of its obligations as set forth in Clause 5, and of any others entered into hereunder.


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                                                  SWORN TRANSLATION No.30154/Err

24.4 Due to the special causes set forth in Clause 25.

CLAUSE 25. UNILATERAL TERMINATION CAUSES

25.1 ECOPETROL may terminate the Contract hereunder unilaterally at any time before expiration of the term agreed in Clause 23, in any of the following cases:

25.1.1. Due to the dissolution of THE ASSOCIATE and its assignees

25.1.2. In the event THE ASSOCIATE or its assignees were to assign this Contract in whole or in part without complying with the requirements under Clauses 27.

25.1.3. Due to the financial incapacity of THE ASSOCIATE and its assignees, which incapacity is presumed to exist when a Court declares bankruptcy or creditors' proceedings are opened against them.

25.1.4 Due to failure to comply with the obligations entered into by THE ASSOCIATE hereunder. Upon expiration of each one of the periods contemplated for fulfillment of the exploratory obligations, THE ASSOCIATE shall furnish a written report evidencing compliance with the obligations of the respective period. In the event that said obligations have not been fulfilled, THE OPERATOR shall have sixty (60) calendar days to fulfill them diligently according to good


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                                                  SWORN TRANSLATION No.30154/Err

Petroleum practices. Should this term not be enough , the parties may by common agreement determine an additional term to fulfill said obligations. If after said term the agreed works have not been completed, a default will be constituted and therefore, Ecopetrol may proceed pursuant to Clause 25.3.

25.2 In case of a declaration of Unilateral Termination , THE ASSOCIATE's rights as set forth in this Contract shall cease both in its capacity as Party thereto and as Operator, if at the time of such declaration of unilateral termination, THE ASSOCIATE has both capacities.

25.3 ECOPETROL may only declare the
Unilateral Termination of this Contract after sixty (60) calendar days have elapsed from its having given written notice to THE ASSOCIATE or its assignees, clearly specifying the grounds invoked for making such a declaration, and only if the other Party has failed to present explanations satisfactory to ECOPETROL or if THE ASSOCIATE has failed to correct the failure in the performance of the contract without prejudice of the ASSOCIATE's right to file the legal remedies as it may consider advisable.

CLAUSE 26. OBLIGATIONS IN CASE OF TERMINATION


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                                                  SWORN TRANSLATION No.30154/Err

26.1 Upon termination of the Contract pursuant to Clause 24 during the Exploration, Retention or Exploitation Period, THE ASSOCIATE shall leave in production any wells that are then producing and shall turn over all constructions , pipelines, transference lines and other real property of the Joint Account ( located in the Contract Area), all of which shall pass free-of-charge to ECOPETROL, with any rights-of way and assets acquired in benefit of the Contract, even though either the former or the latter be located outside the Contract Area.

26.2 If this Contract terminates for any reason after the expiration of the first seventeen (17) years of the Exploitation Period, all of THE ASSOCIATE's interest in the machinery, equipment, and other personal property or facilities used or acquired by THE ASSOCIATE or by Operator for the performance of this Contract shall pass to ECOPETROL on a free-of-charge basis.

26.3 If the Contract terminates before the end of seventeen (17) years of the Exploitation Period, the provisions of Clause 22 ( paragraph 22.10) shall apply.

26.4 In case this Contract is terminated due to the declaration of Unilateral Termination, made at any time, all the real or personal property acquired for the sole benefit of the Joint Account shall pass to ECOPETROL on a free-of charge basis.

26.5 Upon termination of this Contract for whatever reason and at whatever time, the Parties are obliged to

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                                                  SWORN TRANSLATION No.30154/Err


fulfill satisfactorily their legal obligations between each other and with third Parties, as well as those contracted hereunder.

                      CHAPTER VII- MISCELLANEOUS PROVISIONS

CLAUSE 27. RIGHT OF ASSIGNMENT

27.1 THE ASSOCIATE shall have the right, upon prior written approval by the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos ECOPETROL, to assign or transfer all of part of its interest, rights and obligations hereunder to any person, company or group.

Consequently, any project involving assignment or total or partial assignment of the interests, rights and obligations in the contract, shall be informed to the Minister of Mines and Energy and to the President of Empresa Colombiana de Petroleos , Ecopetrol, through a written communication of THE ASSOCIATE indicating the essential elements of the negotiation, such as prospective assignee , value, interests, rights and obligations to be assigned, scope of the operation, etc. Within the next thirty (30) working days , the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos Ecopetrol, shall exercise the

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discretionary power to analyze qualifications of the prospective assignees, after which they will adopt their decision without being bound to justify their reasons. In all cases, the opinion of the Minister of Mines and Energy shall prevail.

27.2 Should more than thirty (30) working days elapsed, as of the date of reception of the request by the Minister of Mines of Energy without THE ASSOCIATE having received an answer, it is understood for all purposes that the request has been accepted.

27.3 Assignments made during the Exploration Period among companies legally established in Colombia, will not be subject to the above-mentioned procedure and shall be formalized through a written authorization by Empresa Colombiana de Petroleos, ECOPETROL, and signing of the respective instrument.

27.4 Any amendment or modifications in the contract relations of THE ASSOCIATE and Empresa Colombiana de Petroleos ECOPETROL, resulting from total or partial direct negotiations with respect to interests, quotas or stock in THE ASSOCIATE shall also subject to the approval procedure by the Ministry of Mines and Energy and of the President of Empresa Colombiana de Petroleos ECOPETROL.

27.5 However, said changes or amendments shall not require authorization by the Minister of Mines and Energy and Empresa Colombiana de Petroleos, in the following cases:


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                                                  SWORN TRANSLATION No.30154/Err

27.5.1 When transactions are carried out at the stock exchange or open stock market.

27.5.2 If dealing with assignments or transfers resulting from events beyond the will of THE ASSOCIATE or of the companies supervising or directing it, such as government orders, legal judgement, partition and awarding of assets and auctions. 27.5.3 When negotiations are carried out among companies supervising or directing the ASSOCIATE, or its affiliates or subsidiaries, or among companies forming a same economic group, in whose cases it will be enough to give timely notice on said assignment to the Minister of Mines and Energy and to Empresa Colombiana de Petroleos ECOPETROL.

27.6 Except for the above mentioned exceptions, assignments, transfers, negotiations, transactions or operations dealt with herein, not having approval of the Ministry of Mines and Energy and of the President of Empresa Colombiana de Petroleos, ECOPETROL, shall give rise to application of Clause 25 of the Association Contract.

27.7 Operations carried out for the development of this clause and that according to the Colombian tax law are assessable , shall pay the corresponding taxes.


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CLAUSE 28. DISAGREEMENTS

28.1 In all cases of disagreement or contradiction in the interpretation of the Clauses of this Contract in relation to those contained in Annex "B " called "Operating Agreement", the provisions of the contract shall prevail.

28.2 Any cases of disagreement between the Parties on matters of law relating to the interpretation and performance of the Contract, which cannot be settled amicably, shall be submitted for the cognizance and decision of the jurisdictional branch of Colombian public power.

28.3 Any difference as to operational or technical matters between the Parties hereto by reason of the interpretation or application of this contract, that cannot be settled amicably, shall be referred for the final decision of experts , appointed as follows: one by each Party, and a third one, or umpire, appointed by mutual agreement of the two so designated. Should these two fail to reach an agreement as to the appointment of the third expert, the latter shall be designated, upon request of either party, by the Board of Directors of the Colombian Association of Engineers,"SCI", with headquarters in Bogota.

28.4 Any difference of an accounting nature between the Parties hereto by reason of the interpretation and


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                                                  SWORN TRANSLATION No.30154/Err

implementation of the Contract, that cannot be settled amicably, shall be referred for the decision of experts, who shall be Chartered Public Accountants, designated as follows: one by each Party, and a third one, or umpire, appointed by the two principal experts. Should these two fail to reach an agreement, such third expert shall be designated, upon request of either Party, by the Central Board of Accountants of Bogota.

28.5 Both Parties declare that the experts' decision shall have the full effects of a settlement between them, and in consequence, such decision shall be final.

28.6 In case of disagreement between the Parties as to the technical, accounting or legal nature of the controversy, the same shall be considered to be legal and clause 28 (paragraph 28.2) shall apply.

CLAUSE 29. LEGAL REPRESENTATION

Without prejudice to THE ASSOCIATE's legal rights as a consequence of legal regulations or of the clauses of this Contract, ECOPETROL shall represent the parties before Colombian authorities on any matters concerning the exploitation of the Contract Area, whenever it be applicable to do so, and shall furnish Government officials and departments with any data and reports that may be legally required. Operator shall be obliged to prepare and furnish ECOPETROL with the pertinent reports. Any expenses incurred by ECOPETROL to attend to any


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                                                  SWORN TRANSLATION No.30154/Err

matter referred to this Clause shall be charged to the Joint Account, and where such expenses exceed five thousand United States Dollars ( US$5.000) or its equivalent in Colombian currency, the Operator's prior approval shall be necessary. The Parties represent, for purposes of their relations with Third Parties, that neither the provisions of this Clause nor any other contained elsewhere in this Contract implies the granting of a general power of attorney or the fact that the Parties have formed a civil or commercial partnership or any other relationship whereby either Party might be considered together liable for the acts or omissions of the other party or as having authority or powers that might be binding upon the other Party in relation to any obligations. This Contract is related to operations within the Republic of Colombia and although ECOPETROL is a Colombian industrial and Commercial State owned enterprise, the Parties agree that THE ASSOCIATE , should it be the case, may decide to be excluded from all the provisions of Sub-chapter K entitled PARTNERS AND PARTNERSHIPS of the Internal Revenue Code of the United States of America. THE ASSOCIATE shall make said election on its behalf in an appropriate manner.

CLAUSE 30 LIABILITIES

30.1 Operator shall carry our the operations subject matter of this Contract in an efficient an adequate


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manner, in accordance with Petroleum industry practices internationally accepted for these type of operations, it being understood that Operator shall at no time be liable for errors of judgement or for any loss or damage that is not due to the Operator's gross negligence.

30.2 The liabilities contracted hereunder by ECOPETROL and THE ASSOCIATE in relation to Third Parties shall not be joint and, in consequence each Party is separately liable for its share of the expenses, investments or obligations resulting as a consequence of such liabilities.

30.3 Out of the value of the expenses incurred and the contracts entered by the Operator for a value exceeding forty thousand dollars of the United States of America (US$40.000) or its equivalent in colombian pesos which have not been timely authorized by the Executive Committee, except for the assumptions of Clause 11 (Paragraph 11.7) , the only party liable before third Parties shall be the Operator, who shall assume the total corresponding value. When such expense is accepted by the Executive Committee, the Operator will be refunded the value of the work, study or purchase, according to the guidelines defined by the Executive Committee. In case that the good or asset is not accepted by the Executive Committee, the Operator, if possible, may withdraw such good reimbursing the partners any cost that said withdrawal may cause to the operation. If it is not possible that the Operator withdraws such good, or that it declines to so, the resulting benefit or increase in equity resulting from said expenses or contracts, shall


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                                                  SWORN TRANSLATION No.30154/Err

belong to the Parties in proportion to their participation in the Operation.

30.4 ECOLOGICAL CONTROL. THE ASSOCIATE, in the development of all contract activities, shall timely comply with the provisions of the National Code of Renewable Natural Resources and of Environmental Protection and remaining legal provisions on the subject. For said purpose, THE ASSOCIATE agrees to permanently execute a preventive plan to guarantee conservation and restoration of natural resources in the areas where Exploration, exploitation and transportation works under this contract are carried out.

Said plans and programs shall be disclosed by THE ASSOCIATE to national and regional entities related to this matter. Also, specific contingency plans shall be established for emergencies and remedial actions. For said purpose, THE ASSOCIATE shall coordinate said plans and actions with competent authorities. The respective programs and budgets shall be prepared by THE ASSOCIATE in agreement with the pertinent clauses of this contract.

All costs incurred shall be on the ASSOCIATE's account in the Exploration Period and in the Exploitation under the sole risk modality, and by both Parties charged to the Joint Account during the Exploitation Period.


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                                                  SWORN TRANSLATION No.30154/Err

CLAUSE 31. TAXES, CHARGES AND OTHERS

Any taxes and charges accruing after the establishment of the Joint Account and before the Parties receive their share of the production, that are chargeable to the exploitation of Hydrocarbons, shall be charged to the Joint Account. Income, patrimony and supplementary taxes shall be for the sole account of each Party, as applicable to each of them.

CLAUSE 32. PERSONNEL

32.1 When THE ASSOCIATE is the Operator, appointment of the Operator's Manager shall be made after consultation with ECOPETROL.

32.2 Pursuant to the terms of this Contract and subject to the norms to be established, Operator shall have autonomy in appointing the personnel required for the operations hereunder, being able to fix their remuneration, functions, rank, number and conditions. Operator shall adequately and diligently train such Colombian personnel as be required to replace the foreign personnel that Operator may consider necessary for the performance of the operations hereunder. In any case, Operator shall comply with the legal regulations setting the proportion of national and foreign employees and laborers.

32.3 TECHNOLOGICAL TRANSFERENCE. THE ASSOCIATE agrees to carry out on its account a training program for ECOPETROL professionals in areas related to the development of the contract.

In order to meet this obligation during the Exploration Period, supervised training may include among other subjects, the areas of geology, geophysical and the like,


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                                                  SWORN TRANSLATION No.30154/Err

evaluation of reserves and characterization of oil reservoirs, drilling and production. Supervised training shall be carried out during all the initial exploration period and its extensions, through integration of professionals appointed by ECOPETROL, to the work group that THE ASSOCIATE organizes for the Contract Area or for other activities related to THE ASSOCIATE.

In order to opt for the waiver dealt with in Clause 5 hereunder, THE ASSOCIATE must have complied with the training programs herein contemplated.

During the Exploitation period, the scope, duration, place, participants, training conditions and other aspects shall be established by the Executive Committee of the Association.

All supervised training costs, except for labor costs caused in favor the professionals receiving them, shall be assumed by THE ASSOCIATE during the Exploration Period and by both Parties charged to the Joint Account during the Exploitation Period.

PARAGRAPH: In order to meet the obligations on Technology Transference in agreement with the provisions hereunder, during the first three years of the Exploration Period and for each year, THE ASSOCIATE agrees to carry out supervised training programs to Ecopetrol Professionals for thirty thousand ( US $30.000.oo) dollars of the United States of America per year. The subject and type of program shall be previously approved by ECOPETROL and THE ASSOCIATE. In the event that the Exploration Period is extended, supervised training shall consist of similar programs to those set forth herein.


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                                                  SWORN TRANSLATION No.30154/Err

32.4 According to this contract, the Operator during the Exploitation Period, shall have the right to carry out any operations hereunder through contractors, subject to the authority of the Executive Committee to approve contracts whose value exceeds forty thousand dollars of the United States of America (US$40.000) or its equivalent in Colombian pesos.

CLAUSE 33. INSURANCE The Operator shall be covered by all the insurance required by Colombian law. The Operator shall likewise demand that each contractor performing any work hereunder must obtain and maintain up-to-date such insurance as be deemed necessary by the Operator. The Operator shall further provide any other insurance considered necessary by the Executive Committee.

CLAUSE 34. FORCE MAJEURE OR ACTS OF GOD

The Obligations referred to in this Contract shall be suspended for the entire duration of time in which either Party is unable to meet them, in whole or in part, due to unforeseen events constituting force majeure or Acts of God such as strikes, lockouts, war, earthquake, floods or other catastrophes; government laws or regulations, or decrees hindering the provision of essential material and, in general, any no-financial reason that actually prevents the operations even though not listed herein but

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                                                  SWORN TRANSLATION No.30154/Err


that affects the parties and is outside their control. Should either Party be unable due to force majeure or Acts of God to comply with the obligations hereunder, it shall promptly give notice thereof to the other Party, for its consideration, specifying the reasons which are preventing it. In no case shall occurrences of force majeure extend the total Exploration, Retention and Exploitation Period beyond the twenty eight (28) calendar years as from the Effective Date, as set forth in Clause 23, but any impediment of force majeure during the six (6) year Exploration Period referred to in Clause 5, which lasts over thirty (30) consecutive days, shall extend this six (6) year period by the same time as the length of such impediment.

CLAUSE 35. APPLICATION OF COLOMBIAN LAW

The Parties set the city of Santa Fe de Bogota, Republic of Colombia, as the domicile for any purposes hereunder. This Contract is governed throughout by Colombian law, and THE ASSOCIATE submits to the jurisdiction of Colombian Courts and waives any diplomatic claim in respect to its rights and obligations hereunder, except in the case of denial of justice. Denial of justice shall not be deemed to exist when THE ASSOCIATE in its condition as Party hereto or as Operator, has had access to all the resources and means of action which may be used under Colombian law before the jurisdictional branch of public power.

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                                                  SWORN TRANSLATION No.30154/Err


CLAUSE 36. NOTICES Notices or communications between the Parties, connected with this Contract shall require, in order to be valid, the mention of the pertinent Clauses, and sent to the Parties at the following addresses:

TO ECOPETROL:       Carrera 13 No.36-24 Santafe de
               Bogota, Colombia.
TO THE ASSOCIATE:   Carrera 6A No. 115-65 Of 514 F
               Santafe de Bogota, Colombia.

Any change of address shall be notified in advance to the other party.

CLAUSE 37. VALUE OF THE HYDROCARBONS

Payments or reimbursements under Clauses 9 (paragraphs 9.2 and 9.4) and 22 (paragraph 22.5), shall be made in United States Dollars, or in Hydrocarbons, on the basis of the current price and the limitations established under Colombian legislation for the sale of the dollar portion of the Hydrocarbons from the Contract Area destined for refining in national territory.

CLAUSE 38. PRICES FOR CRUDE HYDROCARBONS

38.1 THE ASSOCIATE's share of hydrocarbons hereunder, destined for refining or internal use, shall be paid delivered to the refineries where Hydrocarbons are to be processed or at the reception site, as agreed by the Parties, abiding the standing government rules or regulations or those replacing them.


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                                                  SWORN TRANSLATION No.30154/Err

38.2 Any difference arising from the application of this clause shall be settled by the method provided for in this Contract.

CLAUSE 39. DELEGATION AND MANAGEMENT

THE PRESIDENT of EMPRESA COLOMBIANA DE PETROLEOS-ECOPETROL delegates to the Exploration and Production Vice President management of this contract, pursuant to ECOPETROL'S rules and provisions, with power to execute all procedures related to the Contract development. The Exploration and Production Vice President may exercise this delegation through the Associate Operation Assistant Vice-President.

CLAUSE 40. VALIDITY

To take legal effect, this contract requires the approval of the Ministry of Mines and Energy.

IN WITNESS WHEREOF, the parties sign, before witnesses, in Bogota, on the twenty fourth (24th) day of the month of December , nineteen hundred and ninety seven
(1997).

                         EMPRESA COLOMBIANA DE PETROLEOS
                                    ECOPETROL
                                     SIGNED,
                             ENRIQUE AMOROCHO CORTES
                                    President

                             HARKEN DE COLOMBIA, LTD
                                     SIGNED,
                         GABRIEL GUSTAVO CANO VELASQUEZ
                              Legal Representative

                                    Witnesses


Signed, Illegible signature

---------------------------


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                                                  SWORN TRANSLATION No.30154/Err




                                    INDEX


CHAPTER I..........................................................................................2

GENERAL PROVISIONS

CLAUSE 1. Object of this contract..................................................................2
CLAUSE 2. Application of the Contract .............................................................3
CLAUSE 3. Contract Area............................................................................4
CLAUSE 4. Definitions..............................................................................6

CHAPTER II

EXPLORATION
CLAUSE 5.                  Terms and conditions ..................................................12
CLAUSE 6.                  Supply of Information during Exploration...............................14
CLAUSE 7.                  Exploration Budget and Programs........................................16
CLAUSE 8.                  Restitution of Areas...................................................17

CHAPTER III

EXPLOITATION
CLAUSE 9.                  Terms and Conditions...................................................19
CLAUSE 10.                 Technical Control of the Operations....................................26
CLAUSE 11.                 Exploitation Programs and Budgets......................................27
CLAUSE 12.                 Production.............................................................30
CLAUSE 13.                 Royalties..............................................................32
CLAUSE 14.                 Distribution and Availability of
                           Hydrocarbons...........................................................33
CLAUSE 15.                 Use of Associated Gas..................................................41
CLAUSE 16.                 Unitization............................................................41
CLAUSE 17.                 Information and Inspection under
                           Exploitation...........................................................42

CHAPTER IV

EXECUTIVE COMMITTEE
CLAUSE 18.                 Formation .............................................................43

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                                                  SWORN TRANSLATION No.30154/Err

CHAPTER V

EXPLORATION

CLAUSE 19.                 Functions.............................................................44
CLAUSE 20.                 Decision in case of disagreement
                           in the Operation.......................................................46
CLAUSE 21.                 Operations under the risk of one of the
                           Parties ...............................................................47
CLAUSE 22.                 Handling ..............................................................51
CLAUSE 23.                 Maximum Length ........................................................56
CLAUSE 24.                 Termination............................................................57
CLAUSE 25.                 Unilateral Termination Causes..........................................58
CLAUSE 26.                 Obligations in case of Termination.....................................59
CLAUSE 27.                 Right of Assignment....................................................61
CLAUSE 28.                 Disagreements..........................................................63
CLAUSE 29.                 Legal Representation...................................................65
CLAUSE 30.                 Liabilities ...........................................................66
CLAUSE 31.                 Taxes, charges and others .............................................68
CLAUSE 32.                 Personnel..............................................................68
CLAUSE 33.                 Insurance..............................................................70
CLAUSE 34.                 Force Majeure or Acts of God ..........................................71
CLAUSE 35.                 Application of Colombian Law...........................................71
CLAUSE 36.                 Notices................................................................72
CLAUSE 37.                 Value of the Hydrocarbons..............................................72
CLAUSE 38.                 Prices for Crude Hydrocarbons..........................................72
CLAUSE 39.                 Delegation and Management..............................................73
CLAUSE 40.                 VALIDITY...............................................................73

CERTIFIED TO BE A TRUE AND COMPLETE TRANSLATION DONE BY TERESA JIMENEZ DE MONTES. SWORN TRANSLATOR AND INTERPRETER. RES.220 ISSUED BY THE MINISTRY OF JUSTICE OF COLOMBIA. SANTAFE DE BOGOTA, D.C., FEBRUARY 20TH, 1998.


Certified to be a true and complete translation done by Teresa Jimenez de Montes. Sworn Translator and Interpreter. Res. 220 issued by the Ministry of Justice of Colombia. Santafe de Bogota, D.C.,February 20th, 1998.